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                        Consent of Independent Auditors



The Board of Directors
AMBI Inc.

We consent to incorporation by reference in the Registration Statements (Nos. 333-73397, 333-69969, 33-73312, 333-9801, 333-2507, 333-29829, and 333-35897) on
Form S-3 of AMBI Inc. of our reports dated September 2, 1999, relating to the consolidated balance sheets of AMBI Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended June 30, 1999, which reports appears in the June 30, 1999 annual report on Form 10-K of AMBI Inc.

                                   KPMG LLP

Stamford, CT
September 27, 1999